                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 21 to the Registration Statement on Form N-1A of the AVESTA Trust (the "Trust") of our report dated February 14, 1997, relating to the financial statements of the Trust included in the Trust's December 31, 1996 Annual Report to Shareholders which is also incorporated by reference into the Registration Statement, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in such Prospectuses.

PRICE WATERHOUSE LLP

Houston, TX
December 29, 1997